China Health Holding Announces Letter of Intent for Acquisition of Shannxi Meichen Pharmaceuticals Co. Ltd.(P R, China)

BEIJING May 12, 2006 (Business Wire)

BEIJING -- China Health Holding(OTC Bulletin Board: CHHH), a developer, marketer and manufacturer of natural herbal supplement products based on traditional Chinese medicine, Julianna Lu, The Founder/CEO, announced today that the Company entered into a Letter of Intent with Shannxi Meichen Pharmaceuticals Co. Ltd. (PR China) for the proposed acquisition by the Company of 51% or more of Shannxi Meichen Pharmaceuticals Co. Ltd. Pursuant to the letter of intent, the parties have expressed their intent and support for the cooperation and accomplishment of the acquisition and merge of Shannxi Meichen Pharmaceuticals Co. Ltd.. by the Company. Further, Shannxi Meichen Pharmaceuticals Ltd. has agreed to offer the Company with first refusal rights and legal exclusive rights for acquisition of 51% or more of Shannxi Meichen Pharmaceuticals Co. Ltd. in the next nine months from the date of the signed Letter of Intent. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, as well as the completion of full legal and financial due diligence, including the determination of the valuation of Shannxi Meichen Pharmaceuticals Co. Ltd., and the completion and delivery of audited financial statements of Shannxi Meichen Pharmaceuticals Co. Ltd.

The acquisition contemplated by the Letter of Intent with Shannxi Meichen Pharmaceuticals Co. Ltd. is part of the Company's comprehensive growth strategy. Management believes that its strategy of pursuing the strategic combination of assets and net income and unique enhanced natural medicinal products and technologies will accrete value to the Company and its shareholders. Management also believes that its acquisition growth strategy will assist the Company in securing a strong future and powerful position in the global and China natural medicinal industry and pharmaceutical industry.

About Shannxi Meichen Pharmaceuticals Co. Ltd.
----------------------------------------------

Shannxi Meichen Pharmaceuticals Co. Ltd. is certified as a GMP Pharmaceutical Manufacturer by the Peoples Republic of China State Drug Administrative Agency. Shannxi Meichen Pharmaceuticals Co. Ltd. produces 69 different categories of pharmaceutical products, including, large capacity injection tablet, hard gelatin capsule, soft capsule, palletized granule for electric motor, tincture and eye drops and owns approximately 25 pharmaceutical drugs/products from the Peoples Republic of China State Drug Administrative Agency. Shannxi Meichen Pharmaceuticals Co. Ltd. has been awarded the title of Good Product at the Municipal Level, Good Product and Famous Brand Product at Municipal Level in the PR of China. In addition, its large volume injection and small volume injection products have been awarded the GMP certificate by the Peoples Republic of China State Drug Administrative Agency. Shannxi Meichen Pharmaceuticals Co. Ltd. is the surviving entity from the restructuring of Shannxi Meichen Bioscientific, Stock Co. Ltd. and Xianang Third Pharmaceutical Factory in January 2003.

About China Health Holding, Inc.
--------------------------------

China Health Holding, Inc., incorporated in 2002, is a developer, marketer and manufacturer of Innovative Enhanced Traditional Chinese Medicinal herbal supplement product lines. The Company's product lines also include dietary food supplements that are helpful in strengthening the immune system and cardio-cerebral vascular function as well as promoting overall physical and mental health.

The Company plans to introduce a line of natural skin care and cosmetic products as well as to develop new products based on its knowledge of traditional Chinese medical practice. Please visit China Health Holding, Inc.'s website www.chinahealthholding.com for Company Profile details.

Safe Harbor
-----------

To the extent that statements in the press releases are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, All forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements in all the Company's press releases to reflect events or circumstances after the date hereof.

Contact:
--------

China Health Holding, Inc. (USA and BeiJing, PR China)

Julianna Lu, The President/CEO
Tel:   1-778-893-8909; Fax: 1 -604-601-2078
www.chinahealthholding.com
info@chinahealthholding.com

Yu, XiaoFei: Vice President, Corporate Development
James H. Simpson, Corporate Communication
Tel:  1-604-608-6788  Fax: 1-604-601-2078
general@chinahealthholding.com